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                                                                    EXHIBIT 99.J


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 3, 2003, which appears in the December 31, 2002 Annual Report to Shareholders of Strong Value Funds, relating to the financial statements and financial highlights of Strong Equity Funds II, Inc. (comprised of the Strong All Cap Value Fund, Strong Multi Cap Value Fund, Strong Small Company Value Fund and Strong Strategic Value Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 28, 2003